EXHIBIT 99.1

Enterprise Products Partners L.P.
[Company Logo]	P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Declares Second Quarter Distribution;
Issues Earnings Guidance

        Houston, Texas – (July 16, 2003) — Enterprise Products Partners L.P. (NYSE: EPD) declared its quarterly cash distribution of $0.3625 per common and subordinated unit (or $1.45 per unit on an annualized basis). The distribution will be paid on August 11, 2003 to unitholders of record at the close of business on July 31, 2003.

        “This distribution marks our twentieth consecutive quarterly distribution and represents a 61% increase from our initial distribution rate,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “Since our IPO almost five years ago, our primary goal has been to provide our partners with an attractive total return through capital appreciation and income from cash distributions. To accomplish this goal, we have built an integrated midstream energy business with a focus on fee-based services and solid prospects for future organic growth. This growth has been enhanced by disciplined acquisitions that have strengthened our franchise and that should provide incremental cash flow to our partners over the long-term.”

        “Periodically over the last three years, many of our customers have been affected by the weak economic conditions in the U.S. and globally, reducing the demand for their products and the utilization rates of their facilities. Also, as a result of supply and demand imbalances for natural gas, some of our businesses and customers, particularly the petrochemical industry, have been challenged by natural gas prices that were greater than the price for all other forms of energy, including natural gas liquids,” stated Andras. “During this period, we have not only worked with our customers to provide them with value-added services, but we have also substantially grown our partnership, generating over $300 million of Distributable Cash Flow in excess of our distributions to partners and providing our partners with a compelling total return on their investment.”

        “For the first six months of 2003 and especially the second quarter, the convergence of the recession in the manufacturing sector; reduced utilization rates and demand for ethane and propane by the petrochemical industry; and high natural gas prices persisted throughout the entire period. During the second quarter, the petrochemical industry’s ethylene facilities, which are the largest consumers of natural gas liquids, operated at a very low 78.8% of capacity. Quarterly ethane consumption by this industry was the lowest since 1995. Also, the high natural gas prices relative to prices for natural gas liquids caused the natural gas processing industry, including our own facilities, to minimize the amount of natural gas liquids removed from the natural gas stream for the entire quarter,” continued Andras.

        “These developments reduced the volume of liquids that were extracted, transported and fractionated at our facilities. Consequently, Enterprise’s second quarter financial results will not meet our objectives nor the financial community’s expectations due to this very difficult business environment,” stated Andras.

        “We expect net income for the second quarter of 2003 to be in the range of $28.0 million to $34.0 million, or $0.11 to $0.14 per fully diluted unit. For the first six months of 2003, we estimate net income to be in the range of $68.5 million to $74.5 million, or $0.30 to $0.33 per fully diluted unit,” said Andras.

        “For the second quarter of 2003, we expect our Distributable Cash Flow will be in the range of $58.5 million to $64.5 million which would provide approximately 0.8 times coverage of the quarterly cash distributions on common, subordinated and special units. For the first six months of 2003, we expect our Distributable Cash Flow to be in the range of $152.8 million to $158.8 million which would provide approximately 1.0 times coverage of cash distributions on common, subordinated and special units,” continued Andras.

        “We believe the business conditions for the first half of 2003 are an aberration, exacerbated by the coincidence of a very weak economy and high natural gas prices, and that the demand for natural gas liquids by the petrochemical industry reached bottom. We do not believe these conditions or our financial performance during this period represent a structural change nor is it indicative of future periods. We believe our assets have the ability to generate sustainable levels of cash flow in excess of our current distribution rate. We are optimistic that demand for natural gas liquids will strengthen over the remainder of the year and we have seen signs of this already in the third quarter,” continued Andras.

        “Thus far in the third quarter, natural gas processing facilities in the Rocky Mountains have been increasing the amount of natural gas liquids extracted from gas production which is increasing the volumes flowing on our Mid-America and Seminole pipelines into our NGL fractionator in Mont Belvieu. For July, natural gas processing economics on the Gulf Coast are the best since February. While still weak, the industry’s operating rate for ethylene plants has increased each month since March to a current rate near 80%.”

        “We have also seen an increase in demand for transportation services on our Gulf of Mexico natural gas pipelines. This includes shelf, deep shelf and deepwater developments. Our expansion projects are on schedule and will be ready for new streams of deepwater production later this year and in 2004. We are also working on agreements to provide packages of services for a number of deepwater projects.”

        “It is not our nature to wait for business conditions to return to normal. We have already taken the following actions to protect the cash return on our partnership’s assets. We have renegotiated the majority of our natural gas processing agreements to convert these contracts from traditional keepwhole arrangements to either (1) a modified keepwhole with a margin band which assures the partnership of earning a positive cash operating margin; (2) a percent of liquids arrangement where the producer bears the economic burden for the price spread between natural gas liquids and natural gas; (3) a fee arrangement based on the volume of gas processed; or (4) a hybrid of these arrangements. Today, based on natural gas liquids removed at our processing plants, approximately 54% of our gas processing contracts are modified keepwhole arrangements with a margin band; 34% are either percent of liquids, fee or hybrid agreements; 8% are traditional keepwhole agreements that have been temporarily amended and the remaining 4% are traditional keepwhole. Our goal is to have all of our traditional keepwhole agreements converted to another form by the end of the year.”

        “Our commercial and operating groups are doing an excellent job utilizing the operational flexibility of our integrated system to provide our customers with pipeline, fractionation and storage services while minimizing the partnership’s incremental costs to provide these services and by maximizing the margin on natural gas liquids that we own. Finally, while we take pride in being a cost efficient operator and in our cost control systems, we are scrutinizing our operating and general and administrative costs and allocation of capital.”

        “These are very difficult times for the U.S. economy and our industry in particular. Over the past five years as a public company and thirty years before as a private company, we have built one of the premier midstream energy systems in North America. We have endured several business cycles such as the one we are in currently. We have confidence in the abilities of our employees and the value of our business franchise. We are also confident that we will perform on our overall objective — providing a competitive total return for our partners.”

        Several adjustments to net income are required to calculate Distributable Cash Flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of operating lease expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable Cash Flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures; debt reduction and cash distributions to the limited partners and general partner.

        Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $7.0 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This morning, Enterprise will host a conference call to discuss the earnings guidance for second quarter at 9:00 a.m. Central Time. The call will be broadcast live over the Internet and may be accessed at the company’s website, www.epplp.com. To access the webcast, participants should visit the “Investor Information” section of the company’s website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available for one week following the conference call and can be accessed one hour after the completion of the call.

        Enterprise will announce earnings for the second quarter of 2003 on Thursday, July 31, 2003. On that day, Enterprise will host a conference call to discuss the actual results for second quarter at 9:00 a.m. Central Time. The call will be broadcast live over the Internet and may be accessed at the company’s website, www.epplp.com. To access the webcast, participants should visit the “Investor Information” section of the company’s website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available for one week following the conference call and can be accessed one hour after the completion of the call.

        This press release contains various forward-looking statements and information that is based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements.

        Although the Company and its general partner believe that such expectations reflected in such forward looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by the Company’s facilities;

•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;

•	the failure to successfully integrate new acquisitions; and

•	terrorist attacks aimed at the Company’s facilities.

        The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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